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                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                               SIX MONTHS ENDED
                                                 DECEMBER 31                   FISCAL YEAR ENDED JUNE 30
                                             --------------------    ----------------------------------------------
                                               1996        1995       1996      1995      1994      1993      1992
                                             --------    --------    ------    ------    ------    ------    ------

Pre-tax Income                                $ 55.4      $ 51.9     $108.9    $ 74.8    $103.7    $ 89.1    $ 66.4
Fixed Charges
  (excluding Capitalized Interest)              14.5        14.5       28.5      30.9      35.3      39.0      48.3
                                             --------    --------    ------    ------    ------    ------    ------
                                              $ 69.9      $ 66.4     $137.4    $105.7    $139.0    $128.1    $114.7
Interest Incurred                             $ 11.0      $ 11.0     $ 21.5    $ 22.8    $ 26.7    $ 29.7    $ 40.4
Capitalized Interest                             1.0         1.0        2.0       0.8       1.1       1.1       2.8
Rent Expense (33%)                               3.5         3.5        7.0       8.1       8.6       9.3       9.7
                                             --------    --------    ------    ------    ------    ------    ------
     Fixed Charges                            $ 15.5      $ 15.5     $ 30.5    $ 31.7    $ 36.4    $ 40.1    $ 52.9
Ratio of Earnings to Fixed Charges              4.5X        4.3X       4.5X      3.3X      3.8X      3.2X      2.2X
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